NorthWestern Energy Group, Inc.
Insider Trading Policy
(effective October 02, 2023)
I.Statement of Policy
It is the policy of NorthWestern Energy Group, Inc. and its subsidiaries (the “Company”) to prevent violations of applicable securities laws, including the misuse of Material Nonpublic Information in securities trading.
As a general matter, it is against the law to buy or sell securities while in possession of Material Nonpublic Information about the Company. It is also unlawful to disclose Material Nonpublic Information to anyone who is not authorized to receive it. Insider trading laws apply to all of the Company’s employees and Board Members. Violation of these laws may result in harsh civil and criminal penalties, including fines and jail time.
For purposes of this Insider Trading Policy (the “Policy”), capitalized words not otherwise defined are used as defined in Section IV.
II.Objective
The procedures and restrictions contained in this Policy are intended to prevent improper insider trading. Appropriate judgment always should be exercised in connection with any trade in Company Securities. This Policy is not a binding contract, but a set of guidelines for implementation. The Company explicitly reserves the right to modify any provision of this policy at any time and without prior notice.
III.Scope
This Policy provides guidelines for all Board Members and employees of the Company, as well as their Family Members, with respect to transactions in Company Securities. This Policy also applies to the Company’s outside advisors, attorneys, auditors, consultants and contractors. Section VI of this Policy applies only to Designated Insiders.
The Company will give this Policy to all new Board Members and employees when they first join the Company and will circulate notice of any major changes to this Policy to all Board Members and employees. This Policy also is available on the Company’s intranet website (iConnect) and the Company’s public website at www.northwesternenergy.com under the Investor Relations / Corporate Governance heading.
IV.Definitions

Blackout Period – Specified period of time during which Designated Insiders may not conduct transactions in Company Securities. Recurring Blackout Periods, as depicted in the chart below, will commence on the fifteenth calendar day of the third fiscal month of each fiscal quarter and end at the close of business on the second Trading Day following the date of Public Disclosure of the financial results for such fiscal quarter (which generally is 30 to 50 days after the end of such quarter). If such Public Disclosure occurs on a Trading Day before the markets close, that day shall be considered the first Trading Day. If such Public Disclosure occurs after the markets close on a Trading Day, the date of Public Disclosure shall be
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considered to be the next Trading Day. Designated Insiders will be notified via e-mail when a Blackout Period begins and ends.

RECURRING BLACKOUT PERIODS
Begins	Ends
March 15	At close of business on the 2nd trading day after the earlier of the earnings release or the filing of the first quarter 10-Q
June 15	At close of business on the 2nd trading day after the earlier of the earnings release or the filing of the second quarter 10-Q
September 15	At close of business on the 2nd trading day after the earlier of the earnings release or the filing of the third quarter 10-Q
December 15	At close of business on the 2nd trading day after the earlier of the earnings release or the filing of the 10-K

In addition to the recurring Blackout Periods described above, the Company may impose “special” Blackout Periods from time to time. This will occur when there are nonpublic developments that are considered material for insider trading law purposes, such as developments relating to regulatory proceedings or a major corporate transaction, among other things. Depending on the circumstances, a special Blackout Period may apply to all employees and Board Members or only a specific group of employees and/or Board Members. The Company’s VP-General Counsel (or a delegate of the VP-General Counsel) will cause written notice to be provided to employees and Board Members subject to a special Blackout Period.
Board Members – Members of the Board of Directors of NorthWestern Energy Group, Inc. or its subsidiaries.
Company Securities – Common stock, options and warrants to purchase common stock, and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures. Company Securities also include derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.
Designated Insiders – Board Members, Officers, direct reports of officers, and other employees identified from time to time by the Corporate Secretary or Assistant Corporate Secretary. Generally, Designated Insiders are those individuals who regularly have access to nonpublic financial information concerning the Company. In addition to the general provisions of this policy, Designated Insiders are required to comply with the provisions described in Section VI.
Family Members – Members of one’s Immediate Family who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company Securities are directed by them or subject to their influence and control.
Immediate Family – Child, stepchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive).
Material Nonpublic Information – Material information, both positive and negative, that has not been previously disclosed to the general public through a press release or securities filing and is
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otherwise not available to the general public. Information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to buy, hold or sell Company Securities. Information can be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Any information that could be expected to affect the market price of Company Securities should be considered material. It is important to remember that if securities transactions come under scrutiny from the SEC, they will be analyzed after-the-fact with the benefit of 20/20 hindsight. Before engaging in any transaction, those individuals subject to this Policy should carefully consider how his or her transaction may be construed in the bright light of hindsight. Examples of material information may include, but are not limited to, the following:

•Operating or financial results;
•Projections of future earnings or losses;
•Changes in dividend payments, stock splits and stock repurchase programs;
•Redemption or purchase of Company Securities;
•Significant write-offs, restructuring charges, increases in reserves or material asset impairments;
•Major changes in accounting methods;
•Public or private offerings of debt or common stock;
•A change in a rating agency decision, issuance of a credit watch or change in Company outlook;
•Presence of a major cybersecurity incident or risk;

•A proposed merger, acquisition, tender offer, sale or other significant business transaction;
•Gain or loss of a significant customer or supplier;
•Significant energy generation or supply problems;
•Actions of regulatory agencies, namely the Federal Energy Regulatory Commission, Montana Public Service Commission, Nebraska Public Service Commission, and South Dakota Public Utilities Commission;
•Announcements regarding court cases;
•Criminal charges or material civil litigation or government investigations;
•Major labor disputes including strikes or lockouts; and
•Changes in senior management.

Officers – Individuals holding positions in the Company that are appointed by the Board of Directors.
Open Trading Window – Specified period of time in which Designated Insiders, in the absence of the possession of Material Nonpublic Information, may conduct pre-cleared transactions in Company Securities. Designated Insiders will be notified via e-mail when an Open Trading Window begins and ends.
Public Disclosure – Dissemination of information in a manner making it generally available to any investor through filings with the SEC or through public media. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow approximately two full Trading Days following publication as a reasonable waiting period before such information is deemed to be public.
SEC – The U.S. Securities and Exchange Commission.
Tipping – Disclosure or passing (“tip”) of Material Nonpublic Information to any other person, including a Family Member or friend (commonly referred to as a “tippee”). Also applies to
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making recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities.
Trading Day – A day on which the national stock exchange on which Company Securities are listed is open for trading.
V.Provisions Applicable to All Persons Trading in Company Securities
I.Trading on the Basis of Material Nonpublic Information
Anyone that is aware of any Material Nonpublic Information about the Company, no matter how the information was obtained, generally may not purchase, sell or transfer Company Securities until the information has been publicly disclosed or the nonpublic information is no longer material. This applies to all Board Members and employees of the Company, as well as their Family Members. In addition, professional advisors (e.g., advisors, attorneys, auditors, consultants and contractors) who possess Material Nonpublic Information about the Company also are prohibited from trading on this knowledge. See Section VII for certain exceptions to this provision.
II.Tipping.
No person shall disclose or pass on (“tip”) Material Nonpublic Information regarding the Company to any other person, including a Family Member or friend (commonly referred to as a “tippee”), nor shall such person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities.
III.Confidentiality of Nonpublic Information.
Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of material information is forbidden. Employees must keep all correspondence and other documents relating to Material Nonpublic Information in their possession in a secure place, such as Company authorized email, a network folder, locked office, or file cabinet. If an inquiry from outside the Company is received, such as from a stock analyst or the media, for information that may be Material Nonpublic Information, the inquiry should be referred immediately to the Investor Relations Department, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with the applicable laws and regulations.
IV.Liability
Failure to comply with this Policy or the regulations or reporting requirements of the SEC may result in civil or criminal penalties, including (a) disgorgement of all profits to the Company or to the SEC, (b) disclosure in the Company’s Form 10-K and proxy statement, (c) fines assessed against the individual and the Company, and/or (d) imprisonment. In addition, anyone violating this Policy is subject to disciplinary action by the Company, up to and including termination of employment.
V.Material Nonpublic Information Regarding Other Companies
The guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business
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partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and disciplinary action by the Company, up to and including termination of employment, may result from trading on Material Nonpublic Information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.
VI.Provisions Applicable Only to Designated Insiders
I.Blackout Periods
All Designated Insiders must refrain from conducting transactions involving the purchase, sale or transfer of Company Securities during a Blackout Period. Even outside of a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement. The Company may from time to time impose special Blackout Periods because of developments known to the Company and not yet disclosed to the public. Any person made aware of the existence of a special Blackout Period should not disclose the existence of the special Blackout Period to any other person because such disclosure could be considered Tipping. The failure of the Company to designate a person as being subject to a special Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. Each person is individually responsible at all times for compliance with the prohibitions against insider trading.
II.Pre-clearance of Trades
All Designated Insiders must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each Designated Insider must contact the Company’s VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary, not more than two business days prior to commencing any trade in Company Securities. Each pre-clearance request shall be made in writing. If the Designated Insider is an Officer designated by the Company as an “executive officer,” such individual also must inform the Company’s chief executive officer of the proposed trade in Company Securities as part of the pre-clearance process. The Company is not obligated to approve a trade submitted for pre-clearance and may deny clearance to trade based on certain circumstances. To facilitate the process, the Company has prepared a Pre-clearance Request Form (located on the last page of this Policy and on our intranet) to be completed and provided to the VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary. If the trade is approved, the requestor will be issued a signed Pre-clearance Form.
Clearance of a transaction is valid only for the specified period. If clearance is approved, the requestor must place the transaction order within the specified period set forth on the signed Pre-clearance form. If the requestor is unable to place the transaction order within that specified period, the requestor must re-obtain clearance for the transaction. If clearance is denied, the requestor must keep confidential the fact of such denial.
A Designated Insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Designated Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
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III.Section 16 Liability for Board Members and Executive Officers
Board Members and those Officers designated by the Company as executive officers for the purpose of Section 16 of the Securities Exchange Act of 1934 also must comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16. Generally, Section 16 restricts the purchase and sale of Company Securities within a six-month period and requires the disgorgement of any profits or deemed profits during such period. The rules and interpretations under Section 16 are very complex and do not depend on whether a person has Material Nonpublic Information.
Certain acquisitions of Company Securities are not restricted by Section 16. Such acquisitions include the acquisition of (1) stock or stock options under a Company employee benefit plan, (2) stock from the exercise of options, (3) stock from reinvested cash dividends under the Company’s dividend reinvestment plan, or (4) stock under the Company’s employee stock purchase plan, deferred compensation plans or 401(k) retirement plan. However, the sale of any such Company Securities is governed by Section 16.
Because the rules are so complex and the potential consequences so severe, Board Members and executive officers are encouraged to seek the advice of the VP-General Counsel, Corporate Secretary, or Assistant Corporate Secretary with respect to the implications of Section 16 in advance of any transactions. In addition to pre-clearing any trade involving Company Securities, Board Members and executive officers must immediately notify the VP-General Counsel, Corporate Secretary, or Assistant Corporate Secretary when any such trade has been completed.
IV.Exceptions to Certain Provisions of this Policy
I.Transactions Pursuant to a Pre-Arranged Trading Plan under SEC Rule 10b5-1
Any Board Member or employee who wishes to adopt a pre-arranged trading plan (a “Plan”) under SEC Rule 10b5-1 (the “Rule”) must first pre-clear the Plan with the VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary. The following requirements / restrictions / limitations are applicable to all Plans entered into by any Board Member or employee subsequent to February 27, 2023:
•An individual may adopt a Plan only when he or she is not in possession of Material Nonpublic Information.
•An individual may not adopt a Plan during a Blackout Period.
•The first trade pursuant to a pre-cleared, Plan is subject to a “cooling-off period” and may not be executed until the later of (1) 90 days has elapsed after Plan adoption or modification or (2) two business days following the disclosure of the Company’s financial results for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following Plan adoption or modification).
•An individual must certify at the time of the adoption of a new or modified Plan: (1) he or she is not aware of any material nonpublic information about the Company or its securities; and (2) he or she is adopting the Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of the Rule.
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•An individual may not terminate or otherwise modify a Plan during a Blackout Period.
•In addition to the termination restriction in the previous item, an individual may not terminate a Plan unless he or she is suffering a personal financial hardship (as determined by at least two of the following three individuals: chief executive officer, chief financial officer, and general counsel).
•If an individual has terminated a Plan in accordance with this Insider Trading Policy, he or she may not enter into a subsequent Plan until six months has elapsed following the termination of his or her previous Plan.
Use of multiple Plans covering overlapping investment periods by an individual will be monitored by the following three individuals: the chief executive officer, the chief financial officer, and the general counsel. Any two of such three individuals may determine, in their sole and absolute discretion, to restrict further or continued use of multiple Plans by an individual. Transactions effected pursuant to a pre-cleared Plan will not require further pre-clearance at the time of the transaction(s); however, Board Members and executive officers must immediately notify the VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary when any such transaction has been completed for Section 16 reporting purposes.
II.Employee Stock Purchase Plan
This Policy does not apply to purchases of Company Securities in the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the ESPP. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the ESPP, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. However, this Policy does apply to a participant’s election to participate, cease participation or otherwise alter his or her participation in the ESPP, and to a participant’s sales of Company Securities purchased pursuant to the ESPP.
III.Dividend Reinvestment Plan
This Policy does not apply to purchases of Company Securities under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”) resulting from reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities that result from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP. This Policy also applies to a participant’s sale of any Company Securities purchased pursuant to the DRIP.
IV.Board Member and Officer Deferred Compensation Plans
This Policy does not apply to purchases of Company stock under the Company’s deferred compensation plans for Board Members and Officers resulting from periodic contributions of money to the plans pursuant to the elections made during the open enrollment windows of the plans or resulting from reinvestment of dividends paid on Company Securities. However, this Policy does apply to certain elections that may be made under the deferred plans, including (a) a participant’s election to participate or cease participation in the deferred plan (if such participation involves the Company stock fund), (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, and (c) an
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election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.
V.Stock Options Exercises
For purposes of this Policy, the Company considers that the exercise of stock options for cash under a Company stock option plan to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, any market sale for the purpose of generating the cash needed to pay the exercise price of an option or any subsequent sale of stock acquired upon exercise of stock options.
VI.401(k) Plan
This Policy does not apply to purchases of Company stock, if available as an investment option, in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
VII.Limited and Prohibited Activities
I.Publicly Traded Options
Board Members and employees are prohibited from entering into transactions in Company Securities involving puts, calls or other derivative securities on an exchange or in any other organized market. A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that the Board Member or employee is trading based on Material Nonpublic Information. Transactions in options also may focus the Board Member’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”
II.Hedging or Monetization Transactions
Board Members and employees are prohibited from entering into hedging, monetization transaction or similar arrangements involving Company Securities, such as zero-cost collars and forward sale contracts. These hedging and monetization transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the owner to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the interests of the owners and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed.
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III.Margin Accounts and Pledges
Board Members and employees are prohibited from pledging Company Securities as collateral for a loan, unless pre-cleared by the VP-General Counsel. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities pursuant to a Blackout Period restriction. Any Board Member or employee preparing to pledge Company Securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Any person proposing to pledge Company Securities as collateral for a loan must submit a request for approval to the VP-General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
IV.Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after a Board Member or employee has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company Securities until that information has become public or is no longer material.
V.Communications with the Public
The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, including, without limitation, the Company’s Disclosure and Guidance Policy, only the persons who have been expressly authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the VP-General Counsel so the Company can assess its obligations under Regulation FD and other applicable securities laws. For further details concerning this summary of the Company’s policy concerning communications with the public, please refer to the Company’s Disclosure and Guidance Policy, which governs such communications.
VI.Individual Responsibility.

Every Board Member and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company.
VII.Corporate Policy Provisions
A.Nothing in this policy is intended to limit an employee’s rights under the National Labor Relations Act (NLRA).
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B.If any of the provisions of this policy conflict with federal or state law, the provisions of the federal or state law prevail.
C.If any of the provisions of this policy conflict with those of a collective bargaining agreement (CBA) for covered employees, the provisions of the CBA will prevail.
D.All employees are expected to comply with this policy. Failure to do so may result in disciplinary action up to and including termination of employment.
E.The existence of this policy does not create a contract or vested right of employment implied or otherwise. NorthWestern Energy is an at-will employer in South Dakota, Nebraska, and Wyoming.
F.NorthWestern Energy reserves the right to amend, terminate, or otherwise modify this Policy at any time. The effect of any amendment or modification, however, will be prospective, not retroactive.
VIII.Additional Resources
IX.Disclosure and Guidance Policy

The Disclosure and Guidance Policy, accessible from iConnect under the “Policies” heading, provides more detailed information on the Company’s procedures for disseminating material information to the public.
X.Laws Governing Insider Trading

Laws and regulations applicable to insider trading include: The Securities Act of 1933; The Securities Exchange Act of 1934; The Insider Trading and Securities Fraud Enforcement Act; Regulation FD (Fair Disclosure); and The Sarbanes-Oxley Act of 2002. Additionally, the Company must comply with various state regulations and the rules of the Nasdaq Stock Market.
XI.Inquiries

Employees who want to trade Company Securities and are not sure if they possess Material Nonpublic Information should contact the Company’s VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary.
Please direct questions as to any of the matters discussed in this Policy to the Company’s VP-General Counsel, Corporate Secretary or Assistant Corporate Secretary.

This Policy supersedes any previous policy of the Company concerning stock trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern.
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NORTHWESTERN ENERGY GROUP, INC.
INSIDER TRADING PRE-CLEARANCE REQUEST FORM

To:	Corporate Secretary or Assistant Corporate Secretary	Date:
(Not more than 2 days prior to intended trade date)
From:	Phone #:

This is to advise you that I intend to execute a transaction in NorthWestern Energy Group, Inc. (the “Company”) securities on or about ___________________ [date] and hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).
The general nature of the transaction is as follows:
Purchase or sell shares of Company stock in the open market
Employee Stock Purchase Plan (enroll, make investment change or discontinue participation)
Dividend Reinvestment and Direct Stock Purchase Plan (enroll, make investment change or discontinue participation)
Transfer shares of Company stock to another person (includes family members)
Other [explain] _____________________________________________________
I have read and understand the Policy and certify that the above proposed transaction will not violate the Policy.
I certify that I am not in possession of Material Nonpublic Information about the Company and will not enter into the transaction if I come into possession of Material Nonpublic Information about the Company between the date hereof and the proposed execution date.
I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction, and agree to provide such information upon request.

Print Name:	Signed:

Approved By:
Date:
Timothy Olson
Corporate Secretary
or
Date:
Emily Folsom
Assistant Corporate Secretary

Transaction order must be placed prior to:

Form 3709 Updated 10/02/23
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